EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements Nos. 333-105146 and 333-114526 on Form S-8 of International Absorbents, Inc. of our report dated April 6, 2007, relating to the financial statements appearing in this Annual Report on Form 10-K of International Absorbents, Inc. for the year ended January 31, 2007.
Seattle, Washington
April 9, 2007